Exhibit 10.2
May 8, 2023
Walter Jankovic
Dear Walter,
I am pleased to offer you the position of Chief Financial Officer, reporting directly to me.
You will receive a starting bi-weekly salary of $16,923.00, which equates to $440,000.00 on an annualized basis (for computational purposes only). You will also be eligible to participate in the 2023 Key Contributor Incentive Plan at a target payout of 75% of your annual salary, on a pro-rata basis; the terms and conditions of the incentive plan will be communicated to you upon your start date. All of the foregoing amounts will be subject to federal and state tax withholdings.
Upon commencement of employment, subject to approval by the Compensation Committee of our Board of Directors, you will be eligible to receive (i) $1,200,000 of restricted stock units (RSUs) and (ii) $600,000 of performance-based restricted stock units (PRSUs), with each unit representing one share of Harmonic Common Stock.
a.The RSU award will vest incrementally over a three (3) year period, subject to your continued service with the Company, with 33% vesting upon the first anniversary of your employment commencement date, and the remaining RSUs vesting thereafter in equal quarterly installments, so that all of the RSUs will be vested on the third anniversary of your employment commencement date.
b.Vesting for the PRSU award will be determined by the total shareholder return (TSR) of Harmonic common stock compared to the TSR of companies in the NASDAQ Telecommunications Index, measured at both the beginning and end of a three-year performance period, and subject to your continued service with the Company through the end of the performance period. Maximum vesting of the PRSU award will be up to 150% of the target award amount.
c.The number of RSUs and PRSUs to be granted will be determined by dividing the values stated above by the average closing price of our stock over 30 trading days prior to the date of grant.
d.The RSU and PRSU awards will be subject to the terms and conditions of Harmonic’s 1995 Stock Plan, as amended, and our current form of RSU agreement.
In addition, you will be eligible to enter into Harmonic’s standard executive Change of Control Severance Agreement and standard Indemnification Agreement for directors and executive officers. These agreements will be provided to you under separate cover.
Harmonic offers a comprehensive benefit package which includes health and welfare plans, a 401(k) savings plan, and an employee stock purchase plan. We reserve the right to modify or change our benefits at any time in our sole discretion. We will provide you with additional information regarding our complete list of fringe benefits during your onboarding process.
Before starting, you must sign the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement and bring documentation for completion of the I-9 (employment verification) form. Your employment with Harmonic is at will, which means either party can choose to terminate the relationship at any time for any reason whatsoever, with or without cause.
This offer of employment is valid until the close of business on Wednesday, May 10, 2023, contingent upon the satisfactory completion of reference checks and a background check. Please let us know of your acceptance by signing one copy of this offer letter and returning it to us as soon as possible.
Walter, I look forward to you accepting our offer and becoming a member of our team!
Sincerely,
/s/ Patrick Harshman
Patrick Harshman
President and CEO
Harmonic Inc.

/s/ Walter Jankovic		Acceptance Date:	May 10, 2023
Walter Jankovic

Anticipated Start Date:	May 22, 2023